Exhibit 10.37

1590 Reed Road

Pennington, NJ 08534 USA

Tel: 609-730-0400 - Fax: 609-730-0404

December 30, 2013

Mr. David R. Heinz

7108 Hasentree Club Drive

Wake Forest, NC 27587

Dear Duncan:

Ocean Power Technologies, Inc. (“OPT” or the “Company”) is very pleased to offer you a position as a full time employee.

OPT hereby offers to you the position of Vice President, Autonomous Power of Ocean Power Technologies, Inc., reporting to me. As such, your duties and responsibilities will be those duties and responsibilities consistent with your position as may from time to time be assigned by me, including your focus on the Company’s autonomous power business.

OPT may add to or alter your position and responsibilities as deemed appropriate in the future. In addition, you will have the following responsibilities: (a) devote attention, labor, skill and energy to the business of OPT and diligently, and to the best of your ability, perform all duties incident to your employment as described in this letter, and (b) use your best efforts to promote the interests, goodwill and welfare of OPT.

Compensation for your services, subject to the terms of this letter, shall be a salary of $290,000.00 on an annual basis, to be paid semi-monthly in accordance with OPT’s payroll practices, for as long as you are employed or until a change is made by OPT to your salary. Also, subject to approval of the Board of Directors of OPT, subsequent to the commencement of your employment with the Company you will be awarded options to acquire 60,000 shares of the common stock of OPT, and 35,000 restricted shares of the common stock of OPT, under and subject to the terms of the OPT 2006 Stock Incentive Plan, as amended, and the Company’s standard restricted stock and stock option agreements. The option grant will be vested as follows: 15,000 shares vested upon grant and 45,000 shares vest over three years based on attainment of performance goals to be agreed upon with me, assuming you remain employed by the Company on such vesting dates. The term of these options will be for a period of ten (10) years from the date of grant, in accord with the Company’s standard form of stock option agreement.

Of the restricted stock grant, the shares will be vested as follows: 15,000 shares vested upon grant and 20,000 shares vest over three years, based on attainment of performance goals to be agreed upon with me, assuming you remain employed by the Company on such vesting dates.

You will also be eligible to participate in the Company’s 401(k) Plan, which currently provides for a 50% employer match to employee contributions, under stated terms and conditions.

You shall be expected to work during OPT’s normal operating hours, as well as any additional hours needed in order to complete your assigned tasks. Payments to you shall be less all amounts required to be withheld by Federal, State and all applicable income tax laws, regulations and rulings.

You will receive reviews of your job performance in accordance with OPT’s policies. Adjustments to your compensation, if any, will generally be considered on an annual basis. In connection with reviews of your job performance and overall performance of the Company, you will be eligible for consideration of a bonus award with a target of 35% of your base salary and with a maximum upside of 150% of that target if goals are exceeded; also, you will be eligible for consideration of awards of stock-based compensation.

In addition to the compensation stated in this offer, during your employment you will be entitled to participate in all employee benefit plans and programs now or in the future maintained by OPT, so long as you meet any applicable eligibility requirements. You also will receive vacation time to be accrued in accordance with OPT’s policies, of four weeks’ annual paid vacation. In addition, you will be permitted to use up to five paid sick days. You will also receive a total of ten holidays with pay, each year.

Your position with the Company requires you to relocate to the Pennsylvania / New Jersey area.  In recognition of such relocation, the Company will reimburse you for up to $40,000.00 for costs incurred by you in connection with, and directly related to, that relocation.   Eligible costs for such reimbursement include moving costs, the costs of two house-hunting trips in the area for your family, reasonable costs incurred by you in connection with your temporary living arrangements in or near Pennington, New Jersey prior to your permanently relocating to the Pennsylvania/New Jersey area, and customary and reasonable costs incurred in connection with the buying and selling of a home. All reimbursement requests must be supported by documentation evidencing the costs incurred by you.  If you terminate your employment with the Company for reasons other than for Good Reason, or if the Company terminates your employment with the Company for Cause:

(a) prior to the one-year anniversary of your commencement of work, you shall repay to the Company any amount received by you pursuant to your relocation expenses;

(b) after the one-year anniversary of your commencement of work, but before the two-year anniversary of your commencement of work,  you shall repay to the Company one half (1/2) of any amount received by you pursuant to your relocation expenses;

(c) following the two-year anniversary of your commencement of work, you shall not be required to repay to the Company any amount received by you pursuant to your relocation expenses.

By accepting this offer, you recognize and acknowledge that you may have access to certain ideas, processes, strategies, trade secrets, methods of operation or other non-public information (“Confidential Information”) of OPT and that all such information constitutes valuable, special and unique property of OPT. You agree that you will not, without the prior written consent of OPT, disclose or authorize or permit anyone under your direction to disclose to anyone not properly entitled thereto any such Confidential Information relative to the business, technology, operations, financial condition or services of OPT or any subsidiary. Accordingly, as part of your acceptance of this offer, you agree to execute and be bound by the attached Proprietary Information, Restrictive Covenant and Inventions Agreement (Agreement).

By accepting this offer, you further represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with OPT and carrying out your responsibilities to the Company or which in any way otherwise interferes with or is in conflict with such employment.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter OPT’s policy of employment at-will, under which both you and OPT remain free to terminate the employment relationship at any time, with or without notice and with or without Cause (as defined below). Notwithstanding the above, the Company shall provide you with two (2) weeks’ notice prior to terminating your employment; provided, however, that the Company may, in its sole discretion, pay to you in lieu of such notice an amount equal to the Base Salary that would otherwise be payable to you for such two-week period. This payment will be made in accordance with the Company’s regular payroll policies.

In the event you terminate your employment with the Company for Good Reason or the Company terminates your employment for any reason other than (i) for Cause or (ii) because you cannot perform your services as a result of physical or mental incapacitation, you will receive the following severance: if such termination occurs after 180 days from your commencement of work with the Company for a period of 3 months following your date of termination the Company will continue to pay to you your Base Salary, and will pay medical and dental benefits under the Company’s medical and dental plans then in effect; if such termination occurs after 360 days from your commencement of work with the Company for a period of 6 months following your date of termination the Company will continue to pay to you your Base Salary, and will pay medical and dental benefits under the Company’s medical and dental plans then in effect; if such termination occurs after 720 days from your commencement of work with the Company for a period of 12 months following your date of termination the Company will continue to pay to you your Base Salary, and will pay medical and dental benefits under the Company’s medical and dental plans then in effect. In connection with each of the three foregoing cases of severance, whichever is applicable, the Company will reimburse you for up to $10,000 for actual costs incurred by you in connection with, and directly related to, your relocation to another domicile in the U.S. within 12 months of the date of such termination.

Any such severance will be paid by the Company as salary continuation in accordance with its regular payroll practices, and will be conditioned upon the execution and nonrevocation by you of a severance and release agreement provided by the Company and releasing all claims against it and its affiliates (to the extent permitted by applicable law). All payments to you hereunder shall be less taxes and any other deductions required by law.

For purposes of this Agreement:

“Cause” means a termination of your employment by the Company because you have done any of the following: (a) materially breached or materially failed to perform your duties under applicable law, (b) failed to follow lawful and reasonable directives of the Board, or any executive officer to whom you report, (c) failed to follow the Company’s policies and procedures in effect from time to time, (d) committed an act of dishonesty in the performance of your duties or engaged in willful misconduct detrimental to the business of the Company, (e) been indicted on felony charges, (f) been convicted of misdemeanor charges involving any crime of moral turpitude, (g) breached in any material respect or failed to perform in any material respect your obligations and duties or any Agreement between you and the Company, or (h) violated your restrictive covenants with the Company (including, without limit, your noncompete, nonsolicit, nonhire, confidentiality obligations, and intellectual property transfer obligations regarding the ownership of intellectual property created or developed, in whole or in part, by you while an employee of the Company.

“Good Reason” means a material diminution of your duties or responsibilities or a material change in the position to which you report. A termination by you for Good Reason can only occur if (i) within sixty (60) days after the initial occurrence of the condition giving rise to Good Reason, you have given a written notice of such to the Company, (ii) the Company has not cured the condition within thirty (30) days after receipt of such notice, and (iii) you actually cease employment within thirty (30) days after the period set forth in clause (ii).

This letter and the Agreement attached constitute the entire offer to you and, if you accept, they shall constitute the entire agreement and shall be governed by the laws of the state of New Jersey. If you agree to the terms of this offer, please sign and date below, as well as on the attached Agreement and return the originals to me.

This Agreement shall be binding upon and inure to the benefit of both you and the Company and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided however, that your obligations are personal and shall not be assigned by you.

This offer is valid through January 6, 2014.

Should you have any questions concerning this offer, or any other question about the Company and this position, please contact me. I look forward to hearing from you.

Sincerely,

/s/ Charles F. Dunleavy

Charles F. Dunleavy

Chief Executive Officer

I have read and understand this letter. The foregoing correctly sets forth the terms of my employment with OPT

/s/David R. Heinz	DATE:	30 December 2013
David R. Heinz

Ocean Power Technologies, Inc.

PROPRIETARY INFORMATION, RESTRICTIVE COVENANT AND

INVENTIONS AGREEMENT

As an employee of OCEAN POWER TECHNOLOGIES, INC., or any of its subsidiaries or affiliates (together, the “Company”), and as a condition of my employment by the Company and in consideration of the compensation now and hereafter paid to me, I agree to the following:

1.	MAINTAINING CONFIDENTIAL INFORMATION

(a) Company Information - I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without the written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not limitation, such Company information shall include information relating to products, processes, know-how, designs, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

(b) Former Employer Information - I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former or concurrent employers or companies unless previously and specifically consented to in writing by said employers or companies.

(c) Third Party Information - I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. I agree that I owe the Company and such third parties, both during the term of my employment and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party), unless expressly authorized to act otherwise by an officer of the Company.

2.	ASSIGNMENT OF INVENTIONS AND ORIGINAL WORKS

(a) Inventions and Original Works Assigned to the Company - I agree that I will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company all my right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which I may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of my employment with the Company.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United Stations Copyright Act (17 U.S.C., Section 101).

(b) Inventions and Original Works Assigned to the United States - I hereby assign to the United States government all my right, title and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever full title to same is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(c) Obtaining Letters Patent, Copyright Registrations and Other Protections - I will assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of the Company in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) that the Company may reasonable request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. My obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever which I now or may hereafter have for infringement of any proprietary rights assigned to the Company.

(d) Obligation to Keep the Company Informed - In addition to my obligations under paragraph 2(a) above, during the period of my employment I will promptly disclose to the Company fully and in writing all patent applications filed by me or on my behalf. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all proprietary information developed by me and all inventions made by me during the period of my employment by the Company, which records shall be available to and remain the sole property of the Company at all times.

3.	NON-COMPETITION

I agree that, during my employment with the Company and for a period of one (1) year after termination of my employment with the Company, I will not, without the Company’s expressed written consent, engage in any consulting, employment or business that is directly or indirectly competitive with the Company or assist others in any business that is competitive with the Company. A company shall be considered “competitive” with the Company if such company engages in any line of business in competition with the ocean wave energy generation technology services and/or products with which I was, directly or indirectly, engaged while an employee of the Company.

4.	NON-SOLICITATION/NON-INTERFERENCE

(a) Employees and Independent Contractors - During my employment and for a period of one (1) year after termination of my employment with the Company, I will not recruit, solicit, or hire, or assist others in recruiting, soliciting or hiring, any past or present employee, director, contractor or other business associate (collectively each a “Business Relation”) or otherwise induce any Business Relation to terminate or cease his/her employment or other business relationship with the Company. The term Business Relation shall include those individuals or entities who were employed, engaged or associated with the Company during my employment or, if after the termination of my employment, within the twelve (12) month period prior to the termination of my employment.

(b) Clients, Customers and Business Contacts - During my employment and for the period of one (1) year after termination of my employment with the Company, I will not solicit, divert, or take away, or attempt to solicit, divert or take away the business or patronage of any of the clients, customers, business contacts or accounts of the Company which were contacted, solicited or served by me at any time during my employment with the Company or regarding which I had access to substantive confidential information.

5.	NO CONFLICTING OBLIGATIONS

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of mine relating to any time prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.	RETURN OF COMPANY PROPERTY

When I leave the employ of the Company or upon any request from the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns whether kept at the Company, home or elsewhere. I further agree that all Company property, including disks and other storage media and filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7.	NOTIFICATION OF NEW EMPLOYER

In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

8.	LEGAL AND EQUITABLE REMEDIES

Because my services are personal and unique and because I may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9.	GENERAL PROVISIONS

(a)    Not an Employment Contract - I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

(b)    Governing Law; Consent to Personal Jurisdiction - This Agreement will be governed by and construed according to the laws of the State of New Jersey, excluding conflicts of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New Jersey for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(c)    Entire Agreement - This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and me relating to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(d)    Severability - If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

(e)    Successors and Assigns - This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

(f)     Survival - The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest of other assignee.

(g)    Waiver - No waiver by the Company of any breach of this Agreement shall be waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(h)    Notice - Any notices required or permitted hereunder hall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

This Agreement shall be effective as of the first day of my employment with the Company, namely: January 13, 2014.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated:	December 30	,	2013	/s/David R. Heinz
Signature

David R. Heinz
Printed Name of Employee